                              OppenheimerFunds, Inc.
                            Two World Financial Center
                          225 Liberty Street, 11th Street
                           New York, New York 10281-1008

June 21, 2005

The Board of Trustees
Oppenheimer Dividend Growth Fund
6803 S. Tucson Way
Centennial, CO  80112-3924

To the Board of Trustees:

     OppenheimerFunds,  Inc.  ("OFI")  hereby offers to purchase  10,000 Class A shares,  100 Class B shares and 100 Class C shares  Oppenheimer  Dividend Growth
Fund (the "Fund"), at a net asset value per share of $10.00 for each such class, for an aggregate purchase price of $102,000.

     In connection with such purchase, OFI represents that such purchase is made for  investment  purposes by OFI without any present  intention  of redeeming or selling such shares.

                              Very truly yours,

                              OppenheimerFunds, Inc.

                              By: /s/ Robert G. Zack
                                  -------------------------------------------
                                  Robert G. Zack
                                  Executive Vice President and General Counsel